UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): September 19, 2005



                            HARVEY ELECTRONICS, INC.
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             (Exact name of registrant as specified in its charter)


         NEW YORK                        1-4626               13-1534671
-------------------------------    ------------------    ---------------------
(State or other jurisdiction of    (Commission File         (IRS Employer
incorporation)                      Number)              Identification Number)



                  205 Chubb Avenue, Lyndhurst, New Jersey 07071
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     (Address of principal executive office)                      (Zip Code)


Registrant's telephone number, including area code:  (201) 842-0078



                                       N/A
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(Former name or former address, if changed since last report)

Item 2.02    Results of Operations and Financial Conditions

     On September 14, 2005, Harvey Electronics, Inc. (the "Company") issued a release announcing its financial results for the nine months and third quarter ended July 30, 2005. A copy of the release is attached as Exhibit 99.1.



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                            HARVEY ELECTRONICS, INC.


                            By:  /s/ Joseph J. Calabrese
                                 ---------------------------------------------
                                 Joseph J. Calabrese, Executive Vice President Chief Financial Officer, Treasurer and Secretary


Date: September 19, 2005

                            HARVEY ELECTRONICS, INC.
                        Extraordinary. In every way.(TM)

For Immediate Release
September 14, 2005

                        HARVEY ELECTRONICS, INC. REPORTS

        RESULTS FOR THE NINE MONTHS AND THIRD QUARTER ENDED JULY 30, 2005

Lyndhurst,  NJ,  September  14,  2005  --  Harvey  Electronics,   Inc.  ("Harvey
Electronics", "Harvey" or the "Company". NASDAQ SmallCap Market symbol: "HRVE") announced results for the nine months and third quarter ended July 30, 2005.

The Company's pre-tax loss for the thirty-nine weeks ended July 30, 2005 was $546,000 as compared to pre-tax income of $786,000 for the same period last year. The net loss for the thirty-nine weeks ended July 30, 2005 was $546,000 as compared to net income of $526,000 for the same period last year.

The Company reported a pre-tax loss of $697,000 for its third quarter ended July 30, 2005 as compared to pre-tax income of $60,000 for the same quarter last year. The net loss for the third quarter for fiscal 2005 was $635,000, as compared to net income of $90,000 for the same quarter last year.

For the nine months ended July 30, 2005, net sales aggregated $30.8 million, a decrease of approximately $2 million or 6% from the same period last year. Comparable store sales for the nine-month period ended July 30, 2005 decreased approximately $2.2 million or 6.6% from the same period last year.

For the third quarter of fiscal 2005, net sales aggregated $9 million, a decrease of approximately $1 million or 10.2% from the same quarter last year. Comparable store sales for the third quarter of fiscal 2005 decreased approximately $1.2 million or 11.6% from the same quarter last year.

Franklin Karp, Chief Executive Officer and President of Harvey Electronics stated, "We are obviously disappointed with the sales and operating results for the third quarter and first nine months of fiscal 2005. For the third quarter, the Company generated a pre-tax loss primarily as a result of continued declines in comparable store sales, a significant increase in net advertising expense and additionally from pre-opening expenses and operating losses relating to the new Harvey Bridgewater, New Jersey store."

Mr. Karp continued, "Harvey has experienced a slowdown in comparable store sales which began in January 2005, primarily from reduced store traffic. I believe this slowdown was due to a deceleration of consumer spending as well as consumer expectations that flat panel television prices will continue to decline, thus delaying the purchase decision. Additionally, consumer uncertainties and confusion regarding current technologies continues to be a problem in the industry. Harvey must, and will do a better job, informing and educating our customers about these new technologies and how they can enhance their lives."

"Harvey is not alone with the reported declines in comparable store sales during this period. Other similar reporting electronics retailers in the industry as well as many smaller independent non-reporting retailers across the country have also reported comparable store sales declines."

"While the Company has experienced a decline in retail store traffic, its higher margin custom installation business has remained strong in both overall dollars and as a percentage of net sales. As a result of our strong custom installation business, inclusive of a 13.5% increase in labor sales, coupled with the strong attachment of higher margin accessory sales, the Company's overall gross profit has increased to 41.8% for the first nine months of fiscal 2005 from 41.2% for the same period last year. The gross profit margin for the third quarter remained stable as compared to the same quarter last year. We will continue to cultivate and expand our higher margin custom installation and service offerings for the remainder of fiscal 2005 and fiscal 2006."

"The Company's audio sales have remained stable, while its video sales have declined for the first nine months of fiscal 2005. Video sales have declined as a result of reduced DLP, CRT and DVD sales and to a lesser extent from price compression, an overall 2% reduction of flat panel unit sales and certain shortages of video products, particularly in the third quarter. We have experienced flat panel growth in larger size plasma and LCD televisions while reporting declines in smaller screen sizes. Sales of larger screen flat panels have and should continue to provide installation opportunities for the Company. We do expect acceleration in flat panel unit sales towards the end of the fourth quarter of fiscal 2005 as sales prices continue to compress."

Mr. Karp noted, "Net advertising expense increased substantially in the third quarter and first nine months of fiscal 2005. The Company's net advertising expense for the first nine months of fiscal 2005 increased almost 80% to $790,000 from $440,000 for the same period last year. Net advertising expense for the third quarter increased over 200% to $320,000 from $105,000 for the same quarter last year. The Company's advertising expenditures for the first nine months of fiscal 2005 increased over 10% to approximately $2,342,000, as compared to approximately $2,125,000 for the same period last year. As the Company's overall business for the first nine months has declined, we expect to realize less cooperative advertising support from our vendors."

"Additionally, the Company's loss for the third quarter was negatively affected by approximately $180,000 in pre-opening expenses and operating losses relating to the Company's new Bridgewater, New Jersey store which opened in late June 2005. This new store was only open one full month during the third quarter. Customer interest and traffic during our Bridgewater, New Jersey grand opening event was very encouraging and early sales results have been positive. We believe the demographics of Somerset County will be conducive to this store's expected success."

"To date, we believe we have been proactive in decreasing expenses. As a result of our net loss, we began a cost reduction program in the third quarter of fiscal 2005. We implemented a one-week, non-paid furlough for all employees, reduced officer salaries and will reduce our work force and selling, general and administrative expenses, where appropriate."

"In connection with early fourth quarter sales results, comparable store sales continue to decline in August 2005, while September sales have rebounded to date."

Mr. Karp concluded, "Effective September 1, 2005, we have engaged a new advertising agency, Avrett Free Ginsberg, and will introduce a new advertising campaign in the latter part of the fourth quarter of fiscal 2005. We will continue to promote our brand, world-class products and professional custom installation services. Despite the recent slowdown, we are confident in our Company's future and are optimistic about the coming year."

Harvey Electronics is a leading retailer and custom installer of high quality, exclusive home theater, audio and video products in the metropolitan New York area. The Company currently operates a total of nine locations; eight Harvey showrooms and one separate Bang & Olufsen branded store. There are two Harvey locations in Manhattan and six suburban locations in Paramus, New Jersey; Mt. Kisco, in Westchester; Greenwich, Connecticut; Greenvale/Roslyn, on the north shore of Long Island, in Eatontown, New Jersey and our newest store in Bridgewater, New Jersey. The Bang & Olufsen branded store is located in Union Square on 927 Broadway at 21st Street, in Manhattan. The Company also has a Bang & Olufsen showroom within our Harvey retail store in Greenwich, Connecticut.

Audio Video International, a well-respected trade publication, has named Harvey Electronics a national "Top Ten Retailer of the Year", six years in a row.

Please visit a Harvey store or one of our Bang & Olufsen showrooms. Ask about our Trade-In and Trade-Up Program and turn your old ordinary audio components into cash, to be used towards the extraordinary products you have always wanted. Experience a Harvey home theater, including a high-definition plasma flat screen, LCD or DLP television, DVD player and superior audio components controlled by one, easy to operate, remote control and presented in beautifully designed home vignettes, also featuring the finest in audio/video furniture. Also, please inquire about Harvey's custom installation services.

From time to time, information provided by the Company, statements made by its employees or information, included in its filings with the Securities and Exchange Commission may contain statements, which are so-called "forward-looking statements" and not historical facts. Forward-looking statements can be identified by the use of words such as "believe", "expect", "intend",
"anticipate", "in my opinion", and similar words or variations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual future results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand, pricing, market acceptance, litigation, risks in product and technology development and other risk factors detailed in the Company's Prospectus dated March 31, 1998 and from time to time in the Company's Securities and Exchange Commission reports including its Form 10-K and Forms 10-Q.

For  more   information   and   showroom   locations,   visit  our   website  at
www.harveyonline.com.

CONTACTS:
        o       Michael E. Recca,
                Chairman of the Board
                Tel. (212) 709-1907, Fax: (212) 709-1952
                Email: mer@skycapitalholdings.com
        o       Franklin C. Karp, CEO/President,
                E-mail: fkarp@harveyonline.com or
                Joseph J. Calabrese, Executive Vice President & CFO E-mail: jcalabrese@harveyonline.com
                Harvey Electronics, Inc.
                Tel. (201) 842-0078, Fax (201) 842-0317

(See financial table)

Harvey Electronics, Inc. Announces Results for the Nine Months and Third Quarter Ended July 30, 2005

                            Harvey Electronics, Inc.

                            Statements Of Operations
                                   (Unaudited)

                                                 Thirty-nine Weeks    Thirty-nine Weeks    Thirteen Weeks     Thirteen Weeks
                                                       Ended                Ended              Ended              Ended
                                                      July 30,             July 31,           July 30,           July 31,
                                                       2005                 2004               2005               2004
                                               --------------------- ------------------- ----------------- --------------------
Net sales                                               $30,832,786         $32,784,753        $9,019,892          $10,042,783
Other income                                                 10,000              25,659                 -                3,499
                                               --------------------- ------------------- ----------------- --------------------
                                                         30,842,786          32,810,412         9,019,892           10,046,282
                                               --------------------- ------------------- ----------------- --------------------

Cost of sales                                            17,952,840          19,267,409         5,282,150            5,888,883
Selling, general and administrative expenses             13,274,392          12,607,660         4,371,848            4,058,179
Interest expense                                            161,438             149,685            62,759               38,940
                                               --------------------- ------------------- ----------------- --------------------
                                                         31,388,670          32,024,754         9,716,757            9,986,002
                                               --------------------- ------------------- ----------------- --------------------
Loss) income before income taxes (benefit)                 (545,884)            785,658         (696,865)               60,280
Income taxes (benefit)                                            -             260,000          (62,000)             (30,000)
                                               --------------------- ------------------- ----------------- --------------------
Net (loss) income                                         (545,884)             525,658         (634,865)               90,280

Preferred Stock dividend requirement                         39,654              52,722            12,750               17,574
                                               --------------------- ------------------- ----------------- --------------------
Net (loss) income applicable to Common Stock             ($585,538)            $472,936        ($647,615)              $72,706
                                               ===================== =================== ================= ====================

Net (loss) income per share applicable to common shareholders:

  Basic                                                     ($0.17)               $0.14           ($0.18)                $0.02
                                               ===================== =================== ================= ====================
  Diluted                                                   ($0.17)               $0.13           ($0.18)                $0.02
                                               ===================== =================== ================= ====================

Shares used in the calculation of net (loss)
income per common share:
  Basic                                                   3,491,052           3,324,525         3,508,584            3,324,525
                                               ===================== =================== ================= ====================
  Diluted                                                 3,491,052           4,045,469         3,508,584            3,397,143
                                               ===================== =================== ================= ====================

                                                      Balance Sheet Information:
                                                           (Unaudited)

                                         July 30, 2005      October 30, 2004
                                         -------------      ----------------
Current Assets                            $8,592,000          $8,692,000
Current Liabilities                        5,368,000           5,520,000
Working Capital                            3,224,000           3,172,000
Total Assets                              13,823,000          12,799,000
Long-Term Liabilities                      3,871,000           2,109,000
Shareholders' Equity                       4,584,000           5,170,000

                                           ###